Exhibit 21

Video Display Corporation

Subsidiary Companies

VDC Display Systems, Inc

7177 North Atlantic Avenue

Cape Canaveral, Florida 32920

AYON CyberSecurity, Inc.

2350 Commerce Park Drive

Palm Bay, Florida 32905

Teltron Technologies, Inc.

1868 Tucker Industrial Road

Tucker, Georgia 30084

Lexel Imaging Systems

1500 Bull Lea Road, Suite 150

Lexington, Kentucky 40511

AYON Visual Solutions

1868 Tucker Industrial Rd.

Tucker, Georgia 30084